Exhibit 99.04
[NRG LETTERHEAD]
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Completes Texas Genco Acquisition
Creating the Premier U.S. Wholesale Power Generation Company
Princeton, NJ; February 2, 2006; NRG Energy, Inc. (NYSE: NRG) today closed its acquisition of Texas Genco LLC providing NRG with both a significant presence in all the key competitive wholesale power markets in the United States and an enhanced overall portfolio of high quality, fuel diverse power generation assets. The Company expects the combination with Texas Genco to generate substantial future earnings and cash flow growth, further strengthening NRG’s financial profile.
“In addition to being value enhancing to all stakeholders, we believe this transaction positions NRG to be the premier wholesale energy provider in each of the regions we operate,” said David Crane, NRG’s President and Chief Executive Officer. “Furthermore, the fact we were able to complete this transaction in only four months is a testament to the professionalism of both companies’ people and is an excellent indicator of what we are confident will be a quick and effective integration.”
The final purchase price consisted of $4.4 billion in cash, $2.7 billion in assumed Texas Genco debt and 35.4 million shares of NRG common stock. NRG partially funded the acquisition with the net proceeds from its public offerings of common stock ($1.0 billion), which closed on January 31, 2006, and mandatory convertible preferred stock ($500 million) and unsecured senior notes ($3.6 billion), each of which closed today. In addition, NRG entered into a senior secured credit facility consisting of a $3.58 billion term loan facility, a $1.0 billion revolving credit facility and a $1.0 billion synthetic letter of credit facility.
In conjunction with the acquisition closing, NRG has made two management appointments. Steve Winn, previously the head of mergers and acquisitions for NRG, has been promoted to NRG’s Executive Vice President and Regional President, Texas and will run NRG’s newest and largest region. Additionally, Thad Hill, previously Executive Vice President of Strategy & Business Development at Texas Genco, has been named Executive Vice President, Corporate Business Development and Strategic Planning for NRG.
With the addition of Texas Genco, NRG currently owns and operates a diverse portfolio of power-generating facilities capable of generating more than 25,000 megawatts of power. The facilities are located primarily in Texas and in the Northeast, South Central and Western regions of the United States. NRG’s operations include baseload, intermediate, peaking and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia, Germany and Brazil.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, the condition of capital markets generally, adverse results in current and future litigation and failure to realize expected benefits of the acquisition. NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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